FOR IMMEDIATE RELEASE	NEWS
August 6, 2015	NYSE: NGS
Exhibit 99

 NGS Reports Year-over-Year Net Income Growth of 11%
Second Quarter 2015 Earnings of 28 cents per Diluted Share, Excluding Special Items

 MIDLAND, Texas August 6, 2015 - Natural Gas Services Group, Inc. (NYSE:NGS), a leading provider of gas compression equipment and services to the natural gas industry, announces its financial results for the three and six months ended June 30, 2015.

Revenue: Total revenue was $24.2 million, an increase from $22.0 million, or 10%, for the three months ended June 30, 2015 compared to the same period ended June 30, 2014. This change was attributable to a significant increase in sales revenue to $4.3 million from $2.3 million for the three months ended June 30, 2015 compared to the same three month period in 2014. Total revenue decreased 2% between consecutive quarters by $500,000 to $24.2 million from $24.7 million, mainly due to an expected decline in rental revenue attributable to the decline in overall activity in the industry.

Special Items: During the first half of this year NGS initiated a review focused on optimization of the rental fleet and decided to make adjustments for equipment that has been relatively underutilized; primarily related to older gas compression packages designed for dry natural gas shale operations. As a result, NGS reported non-cash, pre-tax charge of $4.5 million during the second quarter of 2015. This charge included a pre-tax charge on the retirement of rental equipment of $4.4 million. The remaining balance was related to a slight increase in bad debt and inventory allowances.

Gross Margins: Total gross margin for the three months ended June 30, 2015 increased 8% to $14.0 million from $13.0 million for the same period ended June 30, 2014. Overall gross margin percentage was 58% for the three months ended June 30, 2015 compared to 59% for the same period ended June 30, 2014. Sequentially, gross margin was $14.2 million for the three months ending March 31, 2015 compared to $14.0 million in the three months ended in June 30, 2015.

Operating Income: Operating income for the three months ended June 30, 2015 was $5.4 million, excluding special items, this is a 6% increase from the comparative prior year's level of $5.1 million. The increase was due to higher total sales revenues and NGS's ability to contain rental costs. Reported operating income, including special items, was $919,000 for the three months ended June 30, 2015. Sequentially, operating income decreased to $5.4 million, excluding special items, for the three months ended June 30, 2015 from $5.8 million in the period ended March 31, 2015, primarily due to a decrease in rental revenues between the periods.

Net Income:  Net income for the three months ended June 30, 2015 increased 4% to $3.5 million, excluding special items, when compared to net income of $3.4 million for the same period in 2014, and remained steady at 15% of revenue. Reported net income, after special items, was $614,000 for the three months ended June 30, 2015 or 3% of revenue. Sequentially, net income decreased approximately $160,000 to $3.5 million, excluding special items, from $3.7 million, and remained flat at 15% of revenue. Please see discussion of Non-GAAP Financial Measures, below.

 Earnings Per Share:  Comparing the second quarter of 2015 versus 2014, earnings per diluted share was 28 cents, excluding special items, up from 27 cents. Reported earnings per diluted share was 5 cents, after special items, for the second quarter. Diluted earnings per share decreased to 28 cents, excluding special items, from 29 cents, between sequential quarters.

EBITDA:  EBITDA increased 7.5% to $11.2 million or 46% of revenue for the three months ended June 30, 2015 versus $10.4 million or 47% of revenue for the same three months ended June 30, 2014. EBITDA decreased approximately $460,000 in the sequential quarters, and relative to revenue decreased to 46% from 47%. Please see discussion of Non-GAAP Financial Measures, below.

Cash Flow: At June 30, 2015, cash and cash equivalents were $21.5 million with a total debt level of $417,000, all of which was classified as long term. Positive net cash flow from operating activities was $25.3 million during the first six months of 2015.

Commenting on second quarter 2015 results, Stephen C. Taylor, President and CEO, said:
“Our second quarter results demonstrate the optimum position occupied by NGS. Our production-oriented compression services somewhat insulate us from the severe swings experienced in the rig-dependent portion of the industry and contributes to our ability to better weather any resulting storm. NGS’s capacity to execute results in the excellent margins, superior cash generating capability and mitigated revenue impacts achieved this quarter.”

Selected data: The table below shows revenues, percentage of total revenues, gross margin, exclusive of depreciation, amortization, and gross margin percentage of each of our business lines for the three and six months ended June 30, 2015 and 2014.  Gross margin is the difference between revenue and cost of sales, exclusive of depreciation and amortization.

	Revenue				Gross Margin, Exclusive of Depreciation and Amortization(1)
	Three months ended June 30,				Three months ended June 30,
	2015		2014		2015		2014
	(in thousands)
Rental	$19,712	81%	$19,465	89%	$12,704	64%	$11,716	60%
Sales	4,292	18%	2,275	10%	1,139	27%	1,177	52%
Service & Maintenance	226	1%	212	1%	183	81%	128	60%
Total	$24,230		$21,952		$14,026	58%	$13,021	59%

	Revenue				Gross Margin, Exclusive of Depreciation and Amortization(1)
	Six months ended June 30,				Six months ended June 30,
	2015		2014		2015		2014

Rental	$40,315	82%	$38,254	86%	$25,580	63%	$22,549	59%
Sales	8,204	17%	5,613	13%	2,238	27%	2,280	41%
Service & Maintenance	452	1%	407	1%	371	82%	239	59%
Total	$48,971		$44,274		$28,189	58%	$25,068	57%

(1) For a reconciliation of gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures” below.

Non-GAAP Financial Measures: From time to time, management may publicly disclose certain “non-GAAP financial measures” in our earnings releases, financial presentations or earnings conference calls. These non-GAAP measures are not in accordance with, or a substitute for, measures prepared in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations that would be reflected in measures determined in accordance with GAAP. These non-GAAP measures may include EBITDA and adjusted income from operations.

“EBITDA” reflects net income or loss before interest, taxes, loss on retirement of rental equipment and depreciation and amortization. EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, EBITDA gives the investor information as to the cash generated from operations of a business. The most comparable GAAP measure to EBITDA is net income. The reconciliation of net income to EBITDA and gross margin is as follows:

	Three months ended June 30,		Six months ended June 30,
	(in thousands)		(in thousands)
	2015	2014	2015	2014
Net income	$614	$3,385	$4,308	$6,241
Interest expense	3	3	6	5
Provision for income taxes	307	1,744	2,439	3,253
Loss on retirement of rental equipment	4,373	—	4,373	—
Depreciation and amortization	5,858	5,246	11,646	10,288
EBITDA	11,155	10,378	22,772	19,787
Other operating expenses	2,876	2,690	5,464	5,333
Other (income) expense, net	(5)	(47)	(47)	(52)
Gross margin	$14,026	$13,021	$28,189	$25,068

"Gross margin" is defined as total revenue less cost of sales (excluding depreciation and amortization expense).  Gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components.  Depreciation expense is a necessary element of costs and the ability to generate revenue and selling, general and administrative expense is a necessary cost to support operations and required corporate activities.  Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the company's performance.  As an indicator of operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income as determined in accordance with GAAP.  Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

Reported net income from operations reflects net income before the loss on retirement of rental equipment and increases in bad debt and inventory allowances. The reconciliation of reported net income from operations to adjusted net income from operations is as follows:

	Three months ended June 30, 2015		Six months ended June 30, 2015
	(in thousands, except per share data) unaudited
	Condensed	Per Share	Condensed	Per Share
Reported net income from operations	$614	$0.05	$4,308	$0.34
Retirement of rental equipment and increase in allowances, net of tax	2,920	0.23	2,920	0.23
Adjusted net income from operations	$3,534	$0.28	$7,228	$0.57

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Conference Call Details:

Teleconference: Thursday, August 6, 2015 at 10:00 a.m. Central (11:00 a.m. Eastern).  Live via phone by dialing 877-358-7306, pass code “Natural Gas Services”.   All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three and six months ended June 30, 2015.

About Natural Gas Services Group, Inc. (NGS):
NGS is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas and oil industry, i.e., coalbed methane, gas and oil shales and tight gas. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and flare systems for gas and oil production and plant facilities. NGS is headquartered in Midland, Texas with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas and service facilities located in major gas and oil producing basins in the U.S. Additional information can be found at www.ngsgi.com.

For More Information, Contact:	Alicia Dada, Investor Relations
(432) 262-2700 Alicia.Dada@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)

	June 30,	December 31,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$21,532	$6,181
Trade accounts receivable, net of allowance for doubtful accounts of $816 and $507, respectively	9,443	10,408
Inventory, net	27,245	32,624
Prepaid income taxes	1,497	6,242
Prepaid expenses and other	815	472
Total current assets	60,532	55,927
Rental equipment, net of accumulated depreciation of $103,090 and $106,179, respectively	200,739	208,292
Property and equipment, net of accumulated depreciation of $10,863 and $10,830, respectively	8,840	7,362
Goodwill	10,039	10,039
Intangibles, net of accumulated amortization of $1,320 and $1,257, respectively	1,839	1,902
Other assets	8	41
Total assets	$281,997	$283,563
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,113	$4,990
Accrued liabilities	3,319	6,624
Current income tax liability	4,278	851
Deferred income	185	1,635
Total current liabilities	8,895	14,100
Line of credit, non-current portion	417	417
Deferred income tax liability	56,427	58,304
Other long-term liabilities	141	155
Total liabilities	65,880	72,976
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 12,584 and 12,466 shares issued and outstanding, respectively	126	124
Additional paid-in capital	96,285	95,065
Retained earnings	119,706	115,398
Total stockholders' equity	216,117	210,587
Total liabilities and stockholders' equity	$281,997	$283,563

NATURAL GAS SERVICES GROUP, INC. CONDENSED INCOME STATEMENTS (in thousands, except earnings per share) (unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenue:
Rental income	$19,712	$19,465	$40,315	$38,254
Sales, net	4,292	2,275	8,204	5,613
Service and maintenance income	226	212	452	407
Total revenue	24,230	21,952	48,971	44,274
Operating costs and expenses:
Cost of rentals, exclusive of depreciation and amortization stated separately below	7,008	7,749	14,735	15,705
Cost of sales, exclusive of depreciation and amortization stated separately below	3,153	1,098	5,966	3,333
Cost of service and maintenance, exclusive of depreciation and amortization stated separately below	43	84	81	168
Loss on retirement of rental equipment	4,373	—	4,373	—
Selling, general, and administrative expense	2,876	2,690	5,464	5,333
Depreciation and amortization	5,858	5,246	11,646	10,288
Total operating costs and expenses	23,311	16,867	42,265	34,827
Operating income	919	5,085	6,706	9,447
Other income (expense):
Interest expense	(3)	(3)	(6)	(5)
Other income	5	47	47	52
Total other income, net	2	44	41	47
Income before provision for income taxes	921	5,129	6,747	9,494
Provision for income taxes	307	1,744	2,439	3,253
Net income	$614	$3,385	$4,308	$6,241
Earnings per share:
Basic	$0.05	$0.27	$0.34	$0.50
Diluted	$0.05	$0.27	$0.34	$0.49
Weighted average shares outstanding:
Basic	12,579	12,436	12,542	12,405
Diluted	12,830	12,752	12,774	12,722

NATURAL GAS SERVICES GROUP, INC. CONDENSED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

Six months ended

	June 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,308	$6,241
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,646	10,288
Deferred income taxes	(1,877)	86
Stock based compensation	1,694	1,638
Bad debt allowance	371	—
Inventory Allowance	70	—
Gain on sale of assets	(50)	(40)
Loss on retirement of rental equipment	4,373	—
Changes in current assets and liabilities:
Trade accounts receivables, net	594	(363)
Inventory	4,959	(1,453)
Prepaid expenses	4,618	(936)
Accounts payable and accrued liabilities	(7,398)	425
Current income tax liability	3,082	2,874
Deferred income	(1,450)	(234)
Other	33	(8)
Tax benefit from equity compensation	345	(287)
NET CASH PROVIDED BY OPERATING ACTIVITIES	25,318	18,231
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(9,563)	(28,462)
Proceeds from sale of property and equipment	82	40
NET CASH USED IN INVESTING ACTIVITIES	(9,481)	(28,422)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments from other long-term liabilities, net	(14)	(21)
Repayments of line of credit	—	(140)
Proceeds from exercise of stock options	550	61
Taxes paid related to net share settlement of equity awards	(677)	—
Tax benefit from equity compensation	(345)	287
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(486)	187
NET CHANGE IN CASH AND CASH EQUIVALENTS	15,351	(10,004)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	6,181	24,443
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$21,532	$14,439
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$6	$5
Income taxes paid	$1,090	$981
NON-CASH TRANSACTIONS
Transfer of rental equipment components to inventory	$969	$53
Transfer from inventory to property and equipment	$1,319	$—